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Exhibit 99.1

                          PRESS RELEASE


     FOR IMMEDIATE RELEASE - Dallas - Heartland Wireless Communications, Inc. (Nasdaq NMS: HART) today announced that it has closed five transactions pursuant to which Heartland has acquired American Wireless Systems, Inc. (OTC Bulletin Board: AWSY) and CableMaxx, Inc. (Nasdaq NMS: CMAX) together with substantially all of the assets of Fort Worth Wireless Cable T.V. Associates, Wireless Cable TV Associates #38 and certain of the wireless cable television assets of Three Sixty Corp. American Wireless Systems owns wireless cable channel rights in Dallas and Los Angeles and operates, through joint ventures, wireless cable television systems in Fort Worth, Texas and Minneapolis, Minnesota. Fort Worth Wireless Cable T.V. Associates is a partnership owning a joint venture interest in American Wireless Systems' Fort Worth, Texas wireless cable television system. Wireless Cable TV Associates #38 is a partnership owning a limited liability company interest in American Wireless System of Minneapolis, LLC, the Minneapolis wireless cable television system. CableMaxx owns, develops and operates wireless cable television systems in San Antonio, Austin, Temple/Killeen and Waco, Texas and holds wireless cable channel rights in various other cities, including Salt Lake City, Utah, Sherman/Denison, Lubbock, Athens and Amarillo, Texas. Three Sixty Corp. owns and operates wireless cable television systems in Corpus Christi, Texas and Dayton, Ohio and owns wireless cable television channel rights in El Paso, Texas.

     As a result of the transactions, each issued and outstanding share of the Common Stock of American Wireless Systems will be converted into .22905 (.02189 shares of which will be held in escrow for one year subject to certain indemnification obligations) shares of the Common Stock of Heartland and each issued and outstanding share of CableMaxx will be converted into .3033 shares of the Common Stock of Heartland, in each case, as a result of a merger of a wholly owned subsidiary of Heartland with and into American Wireless Systems or CableMaxx, respectively. Heartland expects that trading in the Common Stock of American Wireless Systems and in the Common Stock of CableMaxx will cease as of the close of business on Friday, February 23, 1996.

     Additional information regarding these transactions is expected to be released by Heartland in the near future.